Exhibit 11.2

HERE GROUP Limited

InsideR Trading POLICY

(Adopted by the Board of Directors of Here Group Limited (the “Company”), a Cayman Islands company, on December 20, 2022, effective upon the effectiveness of the Company’s registration statements on Form F-1 relating to the Company’s initial public offering)

This statement of Insider Trading Policy (the “Statement”) of the Company sets forth the Company’s policies against insider trading.

I. OVERVIEW

Preventing insider trading is necessary to comply with United States securities law and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.”

The Company considers strict compliance with the policies (the “Policy”) set forth in this Statement to be a matter of utmost importance. Violation of this Policy could cause extreme reputational damage and possible legal liability to the violator and the Company and its direct and indirect subsidiaries and affiliates (collectively, the “Group”). Knowing or wilful violations of the letter or spirit of the Policy will be grounds for immediate dismissal from the Group. Violation of the Policy might expose the violator to severe criminal penalties as well as civil liability to any person injured by the violation. The monetary damages flowing from a violation could be multiple times the profit realized by the violator.

This Statement applies to all officers, directors, employees and consultants of the Group (each, an “Affiliate”) and extends to all activities within and outside an individual’s duties at the Group. Every director, officer, employee and consultant of the Company must review this Statement, and when requested by the Company, must execute and return the Certificate of Compliance attached hereto to the chief financial officer of the Company, the Compliance Officer for the Company (the “Compliance Officer”), within seven (7) days after receipt of the request.

Questions regarding the Statement should be directed to the Compliance Officer.

II. POLICIES PROHIBITING INSIDER TRADING

For purposes of this Statement, the terms “purchase” and “sell” of securities does not include acceptance of options granted by the issuer thereof and the exercise of options that does not involve a sale of securities. Among other things, the cashless exercise of options does involve sale of securities and therefore is subject to the policies set forth below.

A.	No Trading - No Affiliate may purchase or sell any type of security or enter into a binding security trading plan in compliance with Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended (a “Trading Plan”) while in possession of material non-public information relating to the Company, its American Depositary Shares (“ADSs”) representing its ordinary shares or other securities of the Company (“Material Information”).

If any Affiliate is in possession of Material Information, the above policy mandates that the Affiliate may not purchase or sell the Company’s securities until the later of (i) the expiration of a forty-eight-hour waiting period following public disclosure of the Material Information by the Company, and (ii) the lapse of one full Trading Day on the Nasdaq Stock Market following such public disclosure. “Trading Day” is defined as a day on which the Nasdaq Stock Market is open for trading. Except for public holidays in the U.S., the regular trading hours of the Nasdaq Stock Market are from 9:30 a.m. to 4:00 p.m., New York City time, Monday through Friday.

In addition, no Affiliate may purchase or sell any Company security or enter into a Trading Plan without the prior clearance by the Compliance Officer during any period the Company has designated as a “limited trading period,” regardless of whether such Affiliate possesses any Material Information. The Compliance Officer may declare limited trading periods at the times that he or she deems appropriate, and need not provide any reason for making a declaration.

Furthermore, all transactions in Company securities (including, without limitation, acquisitions and dispositions of the ADSs, sale of the Company’s ordinary shares issued upon exercise of stock options and the execution of a Trading Plan, but excluding the acceptance of options granted by the Company and the exercise of options that does not involve sale of securities) by officers, directors and key employees designated by the Company from time to time must be pre-approved by the Compliance Officer.

Please see Section III below for an explanation of the Material Information.

B.	Trading Window – Assuming none of the “no trading” restrictions set forth in Section II-A above applies, no officer, director, employee or consultant may purchase or sell any security of the Company or enter into a Trading Plan other than during the Trading Window (defined below). The “Trading Window” is the period in any fiscal quarter of the Company commencing at the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the prior fiscal year or fiscal quarter, as applicable, and ending on June 30, September 30, December 31 and March 31.

In other words,

(1) beginning on July 1 of each year, no Affiliate may purchase or sell any security of the Company or enter into a Trading Plan until the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the fiscal year ended on June 30 of that year, and

(2) beginning on October 1, January 1, April 1 and July 1 of each fiscal year, no Affiliate may purchase or sell any security of the Company or enter into a Trading Plan until the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the fiscal quarter ended on September 30, December 31, March 31 and June 30 of that fiscal year, respectively.

If the Company’s public disclosure of its financial results for the prior period occurs on a Trading Day more than four hours before the Nasdaq Stock Market closes for trading, then such date of disclosure shall be considered the first Trading Day following such public disclosure.

Please note that trading in Company securities during the Trading Window does not provide a “safe harbor,” and all Affiliates should strictly comply with all the policies set forth in this Statement.

When in doubt, consult the Compliance Officer before trading.

Notwithstanding the foregoing, sale of securities pursuant to an existing Trading Plan which was entered into in accordance with the Policy and in compliance with applicable law is not subject to the restrictions on trading in Sections II A and II B above.

C.	No Tipping - No Affiliate may directly or indirectly disclose any Material Information to anyone who trades in the Company’s securities.

D.	Confidentiality - No Affiliate may communicate any Material Information to anyone outside the Company under any circumstances unless approved by the Compliance Officer in advance, or to anyone within the Company other than on a need-to-know basis.

E.	No Comment - No Affiliate may discuss any internal matters or developments of the Company with anyone outside the Company, except as required in the performance of regular corporate duties. Unless you are expressly authorized to the contrary, if you receive any inquiries about the Company or its securities from any press, investment analyst, investor or other outsiders, or any requests for comments or interviews, you should decline to comment and direct the inquiry or request to the Compliance Officer or any other office designated by the Chief Executive Officer.

F.	Corrective Action - If any information that may be deemed as Material Information is inadvertently disclosed, any Affiliate having knowledge of such disclosure should notify the Compliance Officer immediately so that the Company can determine whether or not any corrective action, such as a disclosure to the general public, is warranted.

III. EXPLANATION OF INSIDER TRADING

As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material” “non-public” information relating to the security. The aforementioned securities include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the U.S. federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, the grant and exercise of stock options and acquisitions and exercises of warrants, puts, calls and other derivatives related to a security. It is generally understood that the definition of “insider trading” includes the following:

●	trading by insiders while in possession of material, non-public information;

●	trading by persons other than insiders while in possession of material, non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and

●	communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

As noted above, for purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options granted by the issuer thereof and the exercise of options that does not involve sale of securities. Among other things, the cashless exercise of options does involve sale of securities and therefore is subject to the policies set forth in this Statement.

What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information concerning:

●	dividends;

●	corporate earnings or earnings forecasts;

●	changes in financial condition or asset value;

●	negotiations for the mergers or acquisitions or dispositions of significant subsidiaries or assets;

●	significant new contracts or the loss of a significant contract;

●	significant new products or services;

●	significant marketing plans or changes in such plans;

●	capital investment plans or changes in such plans;

●	material litigation, administrative action or governmental investigations or inquiries involving the Group or its officers or directors;

●	significant borrowings or other financings;

●	defaults on borrowings;

●	new equity or debt offerings;

●	significant personnel changes;

●	changes in accounting methods and write-offs; and

●	any substantial change in industry circumstances or competitive conditions which could significantly affect the Company’s earnings or prospects for expansion.

A good general rule of thumb: When in doubt, do not trade.

What is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such commonly believed to be trustworthy media sources as Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, Associated Press or United Press International. Circulation of rumors, even if later proven to be truth and is reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow approximately forty-eight (48) hours following publication as a reasonable waiting period before such information is deemed to be public.

Who is an Insider?

“Insiders” include officers, directors, employees and consultants of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non-public information relating to the company’s securities. All Affiliates should consider themselves insiders with respect to material, non-public information about business, activities and securities of the Company. Affiliates may not trade the Company’s securities while in possession of material, non-public information relating to the Company, or tip or otherwise communicate, except on a need-to-know basis, such information to others.

It should be noted that trading of the Company’s securities by members in an Affiliate’s household could be deemed the responsibility of such Affiliate under certain circumstances and give rise to legal and Company-imposed sanctions.

Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them, or individuals who trade on material, non-public information which has been misappropriated.

Tippees inherit an insider’s duties with respect to, and are liable for trading on, material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

Penalties for Engaging in Insider Trading

Penalties on individuals engaging in insider trading and their employers for trading on or tipping material, non-public information can extend well beyond any profits made or losses avoided by the violators. The US Securities and Exchange Commission (“SEC”) and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the US federal securities laws include:

●	SEC administrative sanctions;

●	sanctions by self-regulatory organizations in the securities industry;

●	civil injunctions;

●	damage awards to private plaintiffs;

●	disgorgement of all profits;

●	civil fines for the violator of up to three times the amount of profit gained or loss avoided;

●	civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of US$1,000,000 or three times the amount of profit gained or loss avoided by the violator;

●	criminal fines for individual violators of up to US$1,000,000 (US$2,500,000 for an entity); and

●	jail sentences of up to 10 years.

In addition, insider trading could result in serious sanctions by the Company, including immediate dismissal. Insider trading violations are not limited to violations of the US federal securities laws. Other US federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO) may have also been violated in an insider trading case.

CERTIFICATION OF COMPLIANCE

TO:	Compliance Officer

FROM:

RE:	STATEMENT OF POLICIES OF HERE GROUP LIMITED GOVERNING MATERIAL, NON-PUBLIC INFORMATION AND THE PREVENTION OF INSIDER TRADING (Dated:)

I have received and reviewed and understand the above-referenced Statement of Policies (the “Policy”), and hereby undertake, as a condition to my present and continued employment at or association with Here Group Limited or its subsidiary or affiliated entity (the “Company”), to comply fully with the Policy.

I hereby certify that I have adhered to the Policy during the time period that I have been employed by or associated with the Company.

I agree to adhere to the Policy during any future period I am employed by or associated with the Company.

Signature:

Name:

ID Card Number:

Title:

Date: